Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc. Reports Third Quarter 2016 Financial Results

Company Continues to Achieve Record Results

Malvern, PA — (GLOBE NEWSWIRE) — November 2, 2016 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the third quarter ended September 30, 2016.

Company Highlights

•                  Recognized highest quarterly revenue in Company’s history of $53.1 million, a 22% increase  over the prior year

•                  Recorded $4.1 million GAAP net income for the third quarter

•                  Realized highest quarterly adjusted EBITDA in Company’s history of $12.2 million, a 40% increase over the prior year

•                  Experienced 9% year over year growth in patient volume

•                  Generated $26.4 million of cash from operations year to date, the highest in the Company’s history

•                  Repaid $11.5 million of revolving debt in early October

•                  Received positive coverage decision from Anthem for use of MCT for certain patients

President and CEO Commentary

Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “With our strong third quarter results, we delivered our seventeenth consecutive quarter of year over year revenue growth and our seventh consecutive quarter of year over year net income growth.  Our commitment to our core operating principles continues to deliver outstanding results, as evidenced by our 40% adjusted EBITDA growth.  Our top line momentum, with 22% growth, was driven by the success of our sales strategy to be the single source provider of cardiac monitoring solutions.  As a result, we continue to grow substantially faster than the market, posting 9% patient volume growth, highlighted by double digit MCT growth.  Additionally, our second quarter acquisitions had a positive impact on both our top and bottom lines.

“BioTelemetry is on track to deliver record results for 2016, and we expect to achieve the higher end of our adjusted EBITDA guidance of $44 to $46 million.  Looking forward to 2017, we expect the Company’s growth to continue to outpace the cardiac monitoring industry.  This will be driven, in part, by the expansion of our unmatched product portfolio with the upcoming launch of our next generation device, the MCOTTM Patch, and by maximizing the opportunity to now service certain Anthem patients with MCT.  We are also uniquely positioned to capitalize on other opportunities to use our technology to improve patient care and lower costs.  With our proven strategy and strong performance, we are confident that our growth will continue into 2017.”

Third Quarter Financial Results

Revenue for the third quarter 2016 was $53.1 million compared to $43.5 million for the third quarter 2015, reflecting an increase of $9.6 million, or 22.0%.  Healthcare revenue increased $4.7 million due to increased patient volumes and higher patient pricing due to a favorable product mix as well as higher MCT Medicare pricing.  Research revenue increased $4.9 million, due to the acquisition of VirtualScopics during the second quarter.

Gross profit for the third quarter 2016 increased to $32.9 million, or 61.9% of revenue, compared to $26.3 million, or 60.6% of revenue, for the third quarter 2015.  The increase in gross margin percentage was due to Healthcare volume efficiencies, higher Healthcare pricing as well as reduced costs related to shipping and device communications.  These increases were partially offset by the impact of our acquisitions, which caused a shift in our revenue mix toward Research which carries a lower margin than our Healthcare business.

On a GAAP basis, operating expense for the third quarter 2016 was $27.9 million, compared to $23.3 million for the second quarter 2015.  On an adjusted basis(1), operating expense for the third quarter 2016 was $25.5 million compared to $21.9 million for the third quarter 2015.  The adjusted operating expense excludes $2.4 million of other charges for the third quarter 2016 primarily related to patent litigation and the integration of the second quarter acquisitions and $1.4 million for the third quarter 2015 primarily related to patent litigation.  The increase in adjusted expense was driven by the addition of $2.0 million related to our acquired companies, a $1.0 million increase in employee related expense, a $0.3 million increase in bad debt expense and $0.3 million of additional consulting expense primarily related to ongoing product development.

Interest and other loss, net was $0.6 million for the third quarter 2016 compared to $0.4 million for the third quarter 2015.  The increase was primarily due to higher interest expense stemming from borrowings under the revolving credit facility.

On a GAAP basis, net income for the third quarter 2016 was $4.1 million, or $0.14 per diluted share, compared to net income of $2.5 million, or $0.08 per diluted share, for the third quarter 2015.  Excluding the $2.4 million of other charges(1), adjusted net income for the third quarter 2016 was $6.5 million, or $0.21 per diluted share.  This compares to adjusted net income of $3.9 million, or $0.13 per diluted share, for the third quarter 2015, which excludes the impact of $1.4 million of other charges.

(1)  The Company believes that its adjusted financial results, which exclude Other charges, offer a meaningful representation of the Company’s performance as they exclude expenses that are not necessary to support the Company’s ongoing business.

Liquidity

As of September 30, 2016, total cash was $32.3 million, an increase of $6.8 million compared to June 30, 2016.  During the quarter ended September 30, 2016, the Company generated $8.9 million of cash from operations.  In addition, the Company used $2.8 million of cash during the quarter for capital expenditures, primarily medical devices.  Consolidated days sales outstanding decreased to 48 days as of September 30, 2016, down from 49 days as of June 30, 2016.

As of September 30, 2016, the Company had total indebtedness of $37.4 million.  On October 11, 2016, the Company repaid $11.5 million of the outstanding borrowings under the revolving credit facility.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Wednesday, November 2, 2016 at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.gobio.com.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The Company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services.  More information can be found at www.gobio.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, our ability to successfully integrate acquisitions into our business and the effect such acquisitions will have on our results of operation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	September 30, 2016	September 30, 2015

Revenues	$53,055	$43,492
Cost of revenues	20,189	17,155
Gross profit	32,866	26,337
Gross profit %	61.9%	60.6%

Operating expenses:
General and administrative	13,853	11,497
Sales and marketing	7,018	6,632
Bad debt expense	2,495	2,245
Research and development	2,137	1,565
Other charges	2,397	1,392
Total operating expenses	27,900	23,331

Income from operations	4,966	3,006
Interest and other loss, net	(630)	(391)

Income before income taxes	4,336	2,615
Provision for income taxes	(235)	(137)
Net Income	$4,101	$2,478

Net income per share:
Basic	$0.15	$0.09
Diluted	$0.14	$0.08

Weighted average number of common shares outstanding:
Basic	28,102	27,181
Diluted	30,334	29,311

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Nine Months Ended
	(unaudited)
	September 30, 2016	September 30, 2015

Revenues	$154,375	$131,739
Cost of revenues	57,961	53,446
Gross profit	96,414	78,293
Gross profit %	62.5%	59.4%

Operating expenses:
General and administrative	40,577	35,100
Sales and marketing	21,687	20,741
Bad debt expense	7,797	6,769
Research and development	5,888	5,161
Other charges	5,844	4,462
Total operating expenses	81,793	72,233

Income from operations	14,621	6,060
Interest and other loss, net	(1,686)	(1,220)

Income before income taxes	12,935	4,840
Provision for income taxes	(529)	(260)
Net Income	$12,406	$4,580

Net income per share:
Basic	$0.45	$0.17
Diluted	$0.42	$0.16

Weighted average number of common shares outstanding:
Basic	27,811	27,063
Diluted	29,857	29,019

Summary Financial Data

(In Thousands, except days sales outstanding)

	September 30, 2016	December 31, 2015
	(unaudited)	(unaudited)

Cash and cash equivalents	$32,255	$18,986
Healthcare accounts receivable, net	15,654	15,179
Other accounts receivable, net	12,794	8,997
Days sales outstanding	48	47
Working capital	25,657	23,157
Total assets	165,211	124,143
Total indebtedness	37,414	23,582
Total shareholders’ equity	95,032	75,926

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.  The Company believes that its adjusted financial results, which exclude Other charges, offer a meaningful representation of the Company’s performance as they exclude expenses that are not necessary to support the Company’s ongoing business.

	Three Months Ended
	(unaudited)
	September 30, 2016	September 30, 2015
Income from operations — GAAP	$4,966	$3,006
Other charges (a)	2,397	1,392
Adjusted income from operations	$7,363	$4,398
Net income — GAAP	$4,101	$2,478
Other charges (a)	2,397	1,392
Adjusted net income	$6,498	$3,870

Net income per diluted share — GAAP	$0.14	$0.08
Other charges per diluted share (a)	0.07	0.05
Adjusted net income per diluted share	$0.21	$0.13

	Three Months Ended
	(unaudited)
	September 30, 2016	September 30, 2015

Cash provided by operating activities	$8,879	$4,164
Capital expenditures	(2,815)	(3,641)
Free cash flow	$6,064	$523

	Three Months Ended
	(unaudited)
	September 30, 2016	September 30, 2015

Net income — GAAP	$4,101	$2,478
Provision for income taxes	235	137
Interest, other loss (net)	630	391
Other charges (a)	2,397	1,392
Depreciation and amortization expense	3,689	3,165
Stock compensation expense	1,138	1,139
Adjusted EBITDA	$12,190	$8,702

(a)         In the third quarter 2016, the Company incurred $2.4 million of other charges primarily due to patent litigation and the acquisitions completed in the second quarter.  In the third quarter 2015, the Company incurred $1.4 million of other charges primarily related to patent litigation.

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.  The Company believes that its adjusted financial results, which exclude Other charges, offer a meaningful representation of the Company’s performance as they exclude expenses that are not necessary to support the Company’s ongoing business.

	Nine Months Ended
	(unaudited)
	September 30, 2016	September 30, 2015
Income from operations — GAAP	$14,621	$6,060
Other charges (a)	5,844	4,462
Adjusted income from operations	$20,465	$10,522
Net income — GAAP	$12,406	$4,580
Other charges (a)	5,844	4,462
Adjusted net income	$18,250	$9,042

Net income per diluted share — GAAP	$0.42	$0.16
Other charges per diluted share (a)	0.19	0.15
Adjusted net income per diluted share	$0.61	$0.31

	Nine Months Ended
	(unaudited)
	September 30, 2016	September 30, 2015

Cash provided by operating activities	$26,405	$7,153
Capital expenditures	(8,507)	(10,310)
Free cash flow	$17,898	$(3,157)

	Nine Months Ended
	(unaudited)
	September 30, 2016	September 30, 2015

Net income — GAAP	$12,406	$4,580
Provision for income taxes	529	260
Interest, other loss (net)	1,686	1,220
Other charges (a)	5,844	4,462
Depreciation and amortization expense	10,619	9,124
Stock compensation expense	3,757	3,321
Adjusted EBITDA	$34,841	$22,967

(a)         In the first three quarters of 2016, the Company incurred $5.8 million other charges primarily due to patent litigation and the acquisitions completed in the second quarter.  In the first three quarters of 2015, the Company incurred $4.5 million of other charges primarily due to patent litigation as well as costs related to the integration of the 2014 acquisitions.